Exhibit 10.8
December 2, 2004
Mr. John Graham
3333 Stanford Ave
Dallas, TX 75225
Dear John:
I am pleased to extend to you an offer to join UGS as Senior Vice President, America Sales. I believe this offer provides a unique opportunity to enhance your career as an executive leader and to contribute significantly to the future of UGS. Your start will be January 3, 2005.
Your initial base annual salary will be $300,000 to be paid in twenty-four (24) semimonthly payments. In addition to base salary, you will be eligible for an annual performance-based incentive opportunity equal to 70% of annual salary. Furthermore, you will have the opportunity to participate in UGS benefit programs and paid vacation of four weeks per year.
You will receive a lump sum amount of $70,000 upon hire. This amount will be deducted from any future UGS bonus you earn starting with the 2005 plan year. If you voluntarily terminate your employment with UGS or are involuntarily terminated for “Cause” as described below, you agree to repay UGS any part of the above amount which has not been previously deducted from your bonus earnings.
You will be granted 250,000 shares of UGS stock option as part of your compensation package.
If you accept our offer to join UGS, be advised that UGS Code of Business Conduct and Ethics requires you to honor any agreements you have with previous employers including obligations regarding the disclosure or use of proprietary information.
Along with this letter you will receive the UGS Employee Agreement that covers issues such as proprietary information, non-compete, and confidentiality. This Agreement is required for all employees joining UGS.
In the event that your employment with UGS is involuntarily terminated for reason other than for “Cause”, you will be considered for a severance consistent with our board approved practice for executives, payable within 14 days of your separation. For the purpose of this agreement, “Cause” is defined as (a) material breach of any agreement entered into between you and UGS; (b) gross negligence or willful misconduct in the performance of your duties and responsibilities; (c) material failure or refusal to faithfully, diligently, and competently perform the usual and customary duties associated with your position; (d) material failure to follow UGS’ policies, directives or orders applicable to UGS employees holding comparable positions; (e) intentional destruction or theft of UGS property or falsification of UGS documents; (f) conviction of a felony or any crime involving moral turpitude; or (g) other neglect, misconduct or conduct that is materially harmful to the operation, business, interest or reputation of UGS, which neglect, if susceptible to cure, remains uncured after written notice specifying such neglect, misconduct or conduct.
The UGS offer of employment is contingent upon your passing various UGS pre-employment screens including a background check and drug test.
As a U.S. employer, UGS is required to review documentation verifying your identity and authorization to work in the United States. This documentation can be presented on your first day of employment.
Please understand nothing in this letter alters the at-will nature of your employment relationship with UGS. In that regard, either you or UGS may terminate your employment at any time, for any reason, with or without notice.
To accept this offer and the terms set forth in this letter please sign, date and return the letter to me. Additionally, please sign and return the UGS Employee Agreement that is included with this letter. A return Federal Express mailer has been included for your convenience.
If you need any additional information about UGS benefits or any details associated with this offer of employment, please contact me at 972.987.3354.
I believe UGS can offer you opportunities and challenges that will be professionally rewarding and mutually satisfying. I am enthusiastic about having you as a valued member of our executive team.
Sincerely,
/s/ Dan Malliet
Dan Malliet
SVP, Human Resources
UGS
PWO/srb
Enclosures
I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.

/s/ John Graham	12/5/04

Candidate Signature	Date